Exhibit (a)(3)

                             ARTICLES SUPPLEMENTARY

                                       to

                            ARTICLES OF INCORPORATION

                                       of

                              FAIRHOLME FUNDS, INC.


         THIS IS TO CERTIFY that FAIRHOLME FUNDS, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: Pursuant to the authority of the Corporation's Board of Directors to classify and reclassify unissued shares of capital stock of the Corporation, the Board of Directors has reclassified 25,000,000 unissued shares of the Corporation's Common Stock, par value $.0001 per share, as 25,000,000 shares of Common Stock of the Fairholme Fund, a series of the Corporation, par value $.0001 per share, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption thereof as hereinafter set forth.

                  SECOND: The shares of Common Stock of the Fairholme Fund as so reclassified by the Corporation's Board of Directors shall have the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of Common Stock of the Fairholme Fund as set forth in Article EIGHTH, Section 8.1, of the Corporation's Articles of Incorporation and shall be subject to all provisions of the Articles of Incorporation relating to stock of the Corporation generally.

                  THIRD: The shares aforesaid have been duly reclassified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation.




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IN WITNESS WHEREOF, Fairholme Funds, Inc. has caused these Articles
Supplementary to be executed by its President and attested by its Secretary and its corporate seal to be affixed on this 15th day of November, 2005. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.



                                            FAIRHOLME FUNDS, INC.


                                            By:      /s/ Bruce R. Berkowitz
                                                     --------------------------
                                                     Name:   Bruce R. Berkowitz
                                                     Title:  President




Attested:   /s/ Keith D. Trauner
            -----------------------------------
            Name:   Keith D. Trauner
            Title:  Secretary




SK 22146 0003 654547